ALBERTSON'S, INC.                                                ALBERTSONS LOGO
250 PARKCENTER BOULEVARD
P.O. BOX 20
BOISE, IDAHO 83726
--------------------------------------------------------------------------------
                                                     April 18, 1997

Dear Fellow Stockholder:

It is our pleasure to invite you to attend the 1997 Annual Meeting of Stockholders. This year's Annual Meeting will be held on Friday, May 23, 1997, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year you are asked to elect directors; to ratify the appointment of independent auditors for the fiscal year ending January 29, 1998; and to approve the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan which provides for performance-based bonuses to be awarded to senior operations executive officers. In addition, three stockholder proposals, which are opposed by your Board of Directors, may be presented for consideration and voting.

It is important that your shares be represented at the meeting. Accordingly, whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card, and return it in the envelope provided.

We look forward to personally greeting those stockholders able to attend.

                                           Very truly yours,

                                           ALBERTSON'S, INC.

                                           /s/ Gary G. Michael

                                           Gary G. Michael
                                           Chairman of the Board
                                           and Chief Executive Officer

                                                                            LOGO

                               TABLE OF CONTENTS

                                                                                             PAGE
-------------------------------------------------------------------------------------------------
Notice of Annual Meeting of Stockholders
-------------------------------------------------------------------------------------------------
Proxy Statement
-------------------------------------------------------------------------------------------------
  Voting Securities and Principal Holders Thereof
-------------------------------------------------------------------------------------------------
  Election of Directors (Proposal 1)
-------------------------------------------------------------------------------------------------
     Nominees for Election as Class II Directors
-------------------------------------------------------------------------------------------------
     Nominee for Election as Class I Director
-------------------------------------------------------------------------------------------------
     Continuing Class III Directors
-------------------------------------------------------------------------------------------------
     Continuing Class I Directors
-------------------------------------------------------------------------------------------------
     Certain Transactions
-------------------------------------------------------------------------------------------------
     Committees and Meetings of the Board of Directors
-------------------------------------------------------------------------------------------------
     Directors' Fees
-------------------------------------------------------------------------------------------------
  Compensation of Executive Officers
-------------------------------------------------------------------------------------------------
     Summary Compensation Table
-------------------------------------------------------------------------------------------------
     Option Grants in Last Fiscal Year
-------------------------------------------------------------------------------------------------
     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
-------------------------------------------------------------------------------------------------
     Retirement Benefits
-------------------------------------------------------------------------------------------------
     Compensation Committee/Executive Committee Report
-------------------------------------------------------------------------------------------------
     Compensation Committee and Executive Committee Interlocks and Insider Participation
-------------------------------------------------------------------------------------------------
     Performance Graph
-------------------------------------------------------------------------------------------------
  Ratification of Appointment of Independent Auditors (Proposal 2)
-------------------------------------------------------------------------------------------------
  Approval of Albertson's, Inc. Senior Operations Executive Officer Bonus Plan (Proposal 3)
-------------------------------------------------------------------------------------------------
  Stockholder Proposal (Proposal 4)
-------------------------------------------------------------------------------------------------
     Board of Directors' Statement in Opposition
-------------------------------------------------------------------------------------------------
  Stockholder Proposal (Proposal 5)
-------------------------------------------------------------------------------------------------
     Board of Directors' Statement in Opposition
-------------------------------------------------------------------------------------------------
  Stockholder Proposal (Proposal 6)
-------------------------------------------------------------------------------------------------
     Board of Directors' Statement in Opposition
-------------------------------------------------------------------------------------------------
  Other Matters
-------------------------------------------------------------------------------------------------
  Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------------------------------------------------
  Deadline for Receipt of Stockholders' Proposals
-------------------------------------------------------------------------------------------------

                            FREE PARKING FOR MEETING

For three hours of free parking at the Eastman Garage, Capital Terrace Garage, Statehouse Inn (roof-top only) and surface parking areas as indicated on the map below, your admittance badge for the Meeting will include a validation sticker. Handicap parking is available as indicated on the map. Parking is not available at Boise Centre on the Grove.

                   [Map of Convention Center and surrounding
              parking to be included in copy sent to Stockholders]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 1997, AT BOISE, IDAHO
                                                                  ALBERTSON LOGO

--------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF ALBERTSON'S, INC.:

The Annual Meeting of Stockholders of Albertson's, Inc., a Delaware corporation ("Company"), will be held on Friday, May 23, 1997, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho, for the following purposes:

(1) To elect five Class II directors to hold office for three years and one Class I director to hold office for two years;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 29, 1998;

(3) To approve the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan;

(4) To consider and act upon, if properly presented, three proposals, each submitted by a single stockholder and each opposed by the Board of Directors; and

(5) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Stockholders of record at the close of business on April 8, 1997, will be entitled to notice of, and to vote at, the meeting.

A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for the ten-day period ending immediately prior to the date of the meeting at 250 Parkcenter Boulevard, Boise, Idaho.

All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE RETURN YOUR PROXY PROMPTLY. It is important that you mark, sign, date and return the accompanying Proxy, regardless of the size of your holdings, as promptly as possible. A postage prepaid envelope (if mailed in the United States) is enclosed for your convenience.

Any stockholder of record attending the meeting may vote in person even if that stockholder returned a proxy card. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a statement or letter from the broker or nominee confirming your ownership of shares.

                                         By Order of the Board of Directors

                                    /s/ Kaye L. O'Riordan
                                         Kaye L. O'Riordan
                                         Corporate Secretary

                                         April 18, 1997

                YOUR COPY OF THE COMPANY'S ANNUAL REPORT FOR THE

                FISCAL YEAR ENDED JANUARY 30, 1997 IS ENCLOSED.

PROXY STATEMENT

--------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card, which are being mailed to stockholders on or about April 18, 1997, are furnished in connection with the solicitation of proxies by the Board of Directors of Albertson's, Inc., a Delaware corporation ("Company"), for use at the Annual Meeting of Stockholders to be held on May 23, 1997, including any adjournments or postponements thereof.

The Annual Meeting is called for the purposes stated in the accompanying Notice of Meeting. All stockholders of record of the Company's Common Stock as of the close of business on April 8, 1997 are entitled to vote at the meeting. As of that date, there were 000,000,000 shares of Common Stock outstanding. On each matter coming before the meeting, a stockholder is entitled to one vote for each share of stock held of record as of the record date.

If the accompanying proxy card is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting by the proxy holder in accordance with the instructions of the stockholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

A proxy may be revoked at any time before it is voted at the meeting. Any stockholder who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be mailed or delivered to the Corporate Secretary of the Company at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726 and received prior to the meeting.

This solicitation is made on behalf of the Board of Directors and all expenses of this solicitation will be paid by the Company. Initial solicitations will be made by mail. However, in order to assure sufficient representation, some directors, officers or regular employees of the Company may solicit proxies in person or by telephone, facsimile or telegram without special compensation. Also, to assist in the solicitation of proxies, the Company has engaged Georgeson and Company, Inc. for a fee estimated not to exceed $25,000 plus reimbursement of expenses. In addition, arrangements have been made with brokerage houses and other custodians to send proxies and proxy solicitation material to their principals, and the Company will reimburse such brokerage houses and custodians for their expenses in doing so.

Under Delaware law and the Company's Restated Certificate of Incorporation, if a quorum is present at the meeting (i) there will be an election of directors and, if they receive a plurality of the votes cast in the election of directors, the six nominees will be elected; and (ii) proposals 2, 3, 4, 5 and 6, if properly brought before the meeting, must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. With regard to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With regard to proposals 2 and 3; each of the three stockholder proposals, if properly brought before the meeting; and other matters that may properly come before the meeting, abstentions will be counted and will have the same effect as a vote against the matter, and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                             LOGO

--------------------------------------------------------------------------------

The following table shows the persons (including any group deemed a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who beneficially own more than 5 percent of the Company's Common Stock. It also shows beneficial ownership for each director, for each executive officer named in the Summary Compensation Table and for the executive officers and directors as a group.

                    SHARES BENEFICIALLY OWNED AND NATURE OF
                  BENEFICIAL OWNERSHIP AS OF MARCH 27, 1997(1)
--------------------------------------------------------------------------------

                                                                                         AGGREGATE
NAME (AND ADDRESS                             SHARED          SOLE          SHARED         AMOUNT
FOR BENEFICIAL              SOLE VOTING       VOTING       INVESTMENT     INVESTMENT     BENEFICIALLY      PERCENT OF
OWNERS OVER 5%)                POWER          POWER          POWER          POWER         OWNED(2)            CLASS
---------------------------------------------------------------------------------------------------------------------
Markus Stiftung(3)          29,152,800              --     29,152,800             --     29,152,800             11.62
  Timmasper Weg
  2353 Nortorf
  Federal Republic of
   Germany
Alscott Limited
 Partnership #1(4)                  --      26,846,046             --     26,846,046     26,846,046             10.70
  380 E. Parkcenter Blvd.
  Boise, ID 83706
Kathryn Albertson(4)             2,000(6)   28,026,046(5)       2,000(6)  28,026,046(5)  28,028,046(5,6)        11.17
  380 E. Parkcenter Blvd.
  Boise, ID 83706
A. Gary Ames                     9,000(6)           --          9,000(6)          --          9,000(6)             +
Cecil D. Andrus                  7,300(6)          800          7,300(6)         800          8,100(6)             +
John B. Carley                 521,421              --        520,450(7)          --        521,421                +
Paul I. Corddry                  4,000(6)       10,000          4,000(6)      10,000         14,000(6)             +
John B. Fery                    21,285(6)           --         21,285(6)          --         21,285(6)             +
Clark A. Johnson                24,850(6)        4,000         24,850(6)       4,000         28,850(6)             +
Charles D. Lein                 11,925(6)       14,200         11,925(6)      14,200         26,125(6)             +
Warren E. McCain             1,170,970(6)           --      1,170,970(6)          --      1,170,970(6)             +
Gary G. Michael                266,641(8)           --        265,670(7,8)         --       266,641(8)             +
Beatriz Rivera                   4,000(6)           --          4,000(6)          --          4,000(6)             +
J.B. Scott(4)                    2,000(6)   28,026,046(5)       2,000(6)  28,026,046(5)  28,028,046(5,6)        11.17
  380 E. Parkcenter Blvd.
  Boise, ID 83706
Thomas L. Stevens, Jr.             500              --            500             --            500                +
Will M. Storey                   9,000(6)           --          9,000(6)          --          9,000(6)             +
Steven D. Symms                  4,000(6)        1,502          4,000(6)       1,502          5,502(6)             +
Richard L. King                  9,287(8)       11,974          8,800(7,8)     11,974        21,261(8)             +
Carl W. Pennington              10,904(8)      162,000         10,000(7,8)    162,000       172,904(8)             +
Ronald D. Walk                  10,903(8)      241,876         10,000(7,8)    241,876       252,779(8)             +
All directors (including     2,394,982(6,8) 28,810,718(5)   2,383,874 6,7,8) 28,810,718(5) 31,205,700 5,6,8)    12.44
  nominees) and all
  executive officers
  as a group (31)
---------------------------------------------------------------------------------------------------------------------

+ Indicates that the percentage of shares beneficially owned does not exceed one percent of the Company's outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Shares are considered to be "beneficially" owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 27, 1997.

(2) Each director and executive officer disclaims beneficial ownership of any shares owned by his or her spouse, children or grandchildren and by trusts for such persons, whether or not the director or officer is a trustee or co-trustee thereof.

--------------------------------------------------------------------------------

(3) According to a Schedule 13D filed with the Securities and Exchange Commission on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht's address is the same as that of Markus Stiftung.

On February 15, 1980, the Company entered into an agreement with Theo Albrecht Stiftung, the name of which was changed to Markus Stiftung on April 22, 1988, relating to its ownership of the Company's voting securities. As amended on April 11, 1984, September 25, 1989, and December 5, 1994, this agreement provides that until February 14, 2000 (subject to earlier termination under certain limited circumstances), (i) Markus Stiftung shall not acquire or permit its affiliates to acquire any additional shares of the Company's Common Stock or any other voting securities of the Company if such acquisition would cause it or its affiliates to own directly or indirectly more than 14 percent of the Company's outstanding voting securities; provided that, if the number of outstanding voting securities is reduced for any reason, including purchases by the Company of its voting securities, Markus Stiftung shall not be required to dispose of any of its holdings of voting securities even if such reduction in outstanding voting securities results in Markus Stiftung owning in excess of 14 percent of the outstanding voting securities, and (ii) the Company has a right of first refusal with respect to the voting securities of the Company held by Markus Stiftung if it should desire to dispose of such securities. This agreement also restricts the manner in which the voting securities of the Company may be sold by Markus Stiftung in the event the Company does not elect to exercise such right of first refusal.

(4) The Managing General Partner of Alscott Limited Partnership #1 (the "Partnership") is Alscott, Inc., an Idaho corporation controlled by Kathryn Albertson and J.B. Scott.

The Company entered into an agreement with the Partnership on February 2, 1996, which provides for an orderly sale and purchase of the Company's Common Stock which had been owned by Kathryn Albertson ("New Agreement"). Also on February 2, 1996, Kathryn Albertson, the Partnership and the Company entered into a Stockholders' Agreement to coordinate the actions to be taken under the New Agreement and the agreement entered into between the Company and Kathryn Albertson on December 31, 1979 ("Old Agreement") which continues to apply to any shares of the Company's Common Stock owned by her and which provides for an orderly sale and purchase of such stock. The New Agreement and the Old Agreement are together referred to herein as the "Agreements," and the shares of the Company's Common Stock held by the Partnership which had been owned by Kathryn Albertson and any shares of stock owned by Kathryn Albertson are collectively referred to herein as the "Designated Shares."

The Agreements provide that in the event either the Partnership or Kathryn Albertson, as applicable, proposes to sell or dispose of (other than through gift) any of the Designated Shares, the Company shall be given notice and an opportunity to purchase such Designated Shares for a specified period at a price and upon terms set forth in the notice. Should the Company decline to exercise its option to purchase all of the Designated Shares offered for sale within the specified period, the Partnership or Kathryn Albertson, as applicable, may sell such Designated Shares on terms and at a price equivalent to or exceeding that offered to the Company within nine months.

The Agreements do not deprive the Partnership or Kathryn Albertson, as applicable, of the privilege to make gifts of Designated Shares during Kathryn Albertson's lifetime, but the donees must, within a period not to exceed one year following the date of a gift, grant to the Company an option to purchase all of the Designated Shares received as a gift at a price that is approximately 96 percent of the then market price. Should the Company not exercise the option to purchase all of such Designated Shares within the specified option period, the donee is entitled to hold these Designated Shares, deal with them and exercise all rights of ownership thereof free from any provisions of the Agreements.

Upon the death of Kathryn Albertson, the Company has an irrevocable and exclusive option to purchase all of the Designated Shares at the time of death at a price which is approximately 96 percent of the then market price. If the Company does not exercise its option, the personal representative of the estate is obligated to sell the Designated Shares through a secondary public offering, the expenses of which are to be borne by the Company.

Except as summarized above, the Agreements do not in any respect deprive the Partnership or Kathryn Albertson, as applicable, of the rights of ownership of the Designated Shares, including unrestricted voting rights and the right to receive and retain all cash and stock dividends.

J.B. Scott holds a revocable power of attorney that enables him to vote any shares of the Company's Common Stock held by Kathryn Albertson.

(5) Includes 1,180,000 shares owned by the J.A. and Kathryn Albertson Foundation, Inc., of which Kathryn Albertson and J.B. Scott are directors and officers. Kathryn Albertson and J.B. Scott disclaim any beneficial ownership of these shares.

(6) Includes 2,000 shares in the case of each of Kathryn Albertson, Clark A. Johnson, Warren E. McCain and J.B. Scott and 4,000 shares in the case of each

                                                                            LOGO

--------------------------------------------------------------------------------

remaining indicated Director (40,000 shares total) not held of record on March 27, 1997, but which could have been acquired within 60 days thereafter under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(7) Shares credited to the Employee Stock Ownership Plan accounts of the individuals named and all executive officers as a group are not included in the column headed "Sole Investment Power" since the shares cannot be sold. Such shares are included in the column headed "Sole Voting Power" and in the column headed "Aggregate Amount Beneficially Owned."

(8) Includes 75,600 shares not held of record on March 27, 1997, but which could have been acquired within 60 days thereafter under the Company's 1982 Incentive Stock Option Plan and 1986 Nonqualified Stock Option Plan by certain executive officers included in all executive officers as a group. Of these shares, 16,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Nonqualified Stock Option Plan by Gary G. Michael; 4,800 shares could have been acquired within 60 days under the Company's 1982 Incentive Stock Option Plan and 4,000 shares could have been acquired within 60 days under the Company's 1986 Nonqualified Stock Option Plan by Richard L. King; 10,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Nonqualified Stock Option Plan by Carl W. Pennington; and 10,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Nonqualified Stock Option Plan by Ronald D. Walk. Includes 20,571 shares as to which certain directors and executive officers included in all directors and executive officers as a group have sole voting and investment power but which are held for minor children and relatives and as to which they disclaim any other beneficial interest. None of these shares could have been acquired by or are held by any of the named individuals.

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

(PROPOSAL 1)

--------------------------------------------------------------------------------

The Board of Directors is divided into three classes, each serving for a three-year term. Five of the directors are in each class, and all the directors in one class stand for election each year. This year five Class II directors are to be elected for three-year terms and one Class I director is to be elected for a two-year term.

The Board of Directors has nominated the following candidates to stand for election as Class II directors, all of whom are nominated for terms expiring in 2000: Kathryn Albertson, A. Gary Ames, John B. Carley, Paul I. Corddry and Beatriz Rivera and the following candidate to stand for election as a Class I director for a term expiring in 1999: Thomas L. Stevens, Jr. Except as otherwise specified in any proxy, the proxies will be voted for the election of all these nominees.

The Board of Directors is informed that each of the six nominees has consented to being named in this Proxy Statement as a nominee for director and to serve as a director if elected; however, if for any reason any of the nominees shall become unavailable for election, the proxy will be voted as directed by the Board of Directors. It is not anticipated that any nominee will be unavailable for election.

All of the nominees are now directors of the Company. Thomas L. Stevens, Jr., was appointed to the Board effective September 3, 1996 and has not previously been elected by the stockholders. Each of the other nominees has previously been elected by the stockholders.

Information as to the nominees and as to each other director whose term will
continue after the 1997 Annual Meeting of Stockholders is given on pages   -  .
Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Directors' ages are as of March 27, 1997.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS                     ALBERTSONS LOGO
TERM EXPIRING IN 2000

--------------------------------------------------------------------------------

KATHRYN ALBERTSON

Director
since 1958

Age 88
President and a director of Alscott, Inc., real estate and other investments. Prior to 1993, homemaker. Grandmother of J.B. Scott. Mrs. Albertson is a director of the J.A. and Kathryn Albertson Foundation, Inc.

--------------------------------------------------------------------------------

A. GARY AMES

Director
since 1988

Age 52
President and Chief Executive Officer, U S WEST International, a telecommunications company and a wholly-owned subsidiary of U S WEST, Inc., since July 1995. President and Chief Executive Officer, U S West Communications from 1990 to 1995. Mr. Ames is a director of Flextech, Tektronix, Inc. and Telewest. Chairman of the Grantor Trust Committee and member of the Compensation and Nominating Committees.

--------------------------------------------------------------------------------

JOHN B. CARLEY

Director
since 1979

Age 63
Chairman of the Executive Committee of the Board of Directors since February 2, 1996 and formerly President and Chief Operating Officer of the Company. Mr. Carley is a director of Boise Cascade Office Products Corporation, Idaho Power Company and AgriBeef Co. Chairman of the Executive Committee and member of the Nominating and Non-Employee Directors' Deferred Compensation Committees.

--------------------------------------------------------------------------------

PAUL I. CORDDRY

Director
since 1987

Age 60
Served as Senior Vice President, Europe, of H.J. Heinz Company, a worldwide provider of processed food products and services, until his retirement in 1992. Mr. Corddry has been Chairman and a director of Bzircus Entertainment Corporation since 1994 and is a director of Ameristar Casinos, Inc. Member of the Audit and Grantor Trust Committees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BEATRIZ RIVERA

Director
since 1995

Age 46
Member of the Public Utilities Commission of the State of New Mexico since 1995. Formerly owner of Infiniti of Albuquerque, an automobile dealership, from 1990 to 1995. Ms. Rivera is a director of the Tomas Rivera Center, a trustee of the University of New Mexico Foundation and a member of the Defense Advisory Committee on Women in the Services. Member of the Audit and Nominating Committees.

--------------------------------------------------------------------------------
NOMINEE FOR ELECTION AS CLASS I DIRECTOR

TERM EXPIRING IN 1999
--------------------------------------------------------------------------------

THOMAS L. STEVENS, JR.

Director
since 1996

Age 63
Served as President, Los Angeles Trade-Technical College (LATTC) until his retirement in 1996. Mr. Stevens was a member of the Board of Directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch until his retirement from LATTC. He is the Chairman of the Board of the Achievement Council and the Los Angeles Opportunities Industrialization Center, Inc. Member of the Audit and Nominating Committees.

--------------------------------------------------------------------------------
CONTINUING CLASS III DIRECTORS

TERMS EXPIRING IN 1998
--------------------------------------------------------------------------------

CECIL D. ANDRUS

Director
since 1995

Age 65
Chairman of the Andrus Center for Public Policy, a public policy forum located at Boise State University dealing in natural resource issues, since January 1995 and of counsel to the Gallatin Group, a consulting firm, since February 1995. Elected Governor of the State of Idaho in 1987 and served until January 1995. Served as Secretary of the Interior in the Carter Administration from 1977 through 1980. Mr. Andrus is a director of Coeur d'Alene Mines Corp., KeyCorp., PCS Learning Centers and the J.A. and Kathryn Albertson Foundation, Inc. Member of the Executive and Grantor Trust Committees.

--------------------------------------------------------------------------------

                                                                 ALBERTSONS LOGO

--------------------------------------------------------------------------------

JOHN B. FERY

Director
since 1974

Age 67
Served as Chairman of the Board of Boise Cascade Corporation, a timber and paper products company, until his retirement in 1995 and Chief Executive Officer from 1972 to 1994. Mr. Fery is a director of F&C Enterprises, Inc., Hewlett-Packard Company, The Boeing Company and U.S. Bancorp. Chairman of the Compensation Committee and member of the Executive and Grantor Trust Committees.

--------------------------------------------------------------------------------

WARREN E. MCCAIN

Director
since 1973

Age 71
Served as Chairman of the Executive Committee of the Board of Directors until his retirement on February 1, 1996 and Chairman of the Board and Chief Executive Officer of the Company from 1976 to 1991. Mr. McCain is a director of Pope & Talbot. Chairman of the Nominating Committee and member of the Executive Committee.

--------------------------------------------------------------------------------

J.B. SCOTT

Director
since 1993

Age 43
Vice President and a director of Alscott, Inc., real estate and other investments. Grandson of Kathryn Albertson. Mr. Scott is President and a director of the J.A. and Kathryn Albertson Foundation, Inc. Member of the Audit Committee.

--------------------------------------------------------------------------------

WILL M. STOREY

Director
since 1992

Age 65
Served as Executive Vice President and Chief Financial Officer, American President Companies, a provider of container transportation services, until his retirement in 1995. Mr. Storey is a director of T.I.S. Mortgage Investment Company. Member of the Audit and Compensation Committees.

--------------------------------------------------------------------------------
CONTINUING CLASS I DIRECTORS

TERMS EXPIRING IN 1999
--------------------------------------------------------------------------------

CLARK A. JOHNSON

Director
since 1989

Age 65
Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc., a retailer of imported goods. Mr. Johnson is a director of Pier 1 Imports, Inc., Heritage Media Corporation, InterTan, Inc. and Metromedia International Group. Member of the Compensation, Nominating and Grantor Trust Committees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CHARLES D. LEIN

Director
since 1975

Age 55
President and Chief Operating Officer of Stuller Settings, Inc., a jewelry manufacturing company, since January 1994. Formerly Chairman of the Board, President and Chief Executive Officer of Black Hills Jewelry Manufacturing Co. from 1982 to 1993. President, University of South Dakota from 1977 to 1982 and Dean of the College of Business, Boise State University from 1973 to 1977. Mr. Lein is a director of Stuller Settings, Inc. and First National Bank of Lafayette. Chairman of the Audit Committee and member of the Executive Committee.

--------------------------------------------------------------------------------

GARY G. MICHAEL

Director
since 1979

Age 56
Chairman of the Board and Chief Executive Officer of the Company. Mr. Michael is a member of the Board of Directors of the Federal Reserve Bank of San Francisco and a director of Questar Corporation. Chairman of the Non-Employee Directors' Deferred Compensation Committee and member of the Executive Committee.

--------------------------------------------------------------------------------

STEVEN D. SYMMS

Director
since 1993

Age 58
President of Symms, Lehn & Associates, Inc., a consulting firm, since January 1993. Elected United States Senator from the State of Idaho in 1980 and served until January 1993. Vice President and Secretary of Boise Air Service, Inc. since 1983. Mr. Symms is a director of Symms, Lehn & Associates, Inc., Boise Air Service, Inc. and Symms Fruit Ranch, Inc. Member of the Audit Committee.

--------------------------------------------------------------------------------

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

--------------------------------------------------------------------------------

During the fiscal year ended January 30, 1997, two store leases and two office space leases were held by Alscott Real Estate LLC, as landlord, and Albertson's, Inc., as tenant. Alscott Real Estate LLC is managed by Alscott, Inc., an Idaho corporation which is also the manager of Alscott Limited Partnership #1, the owner of 10.70% of the Company's Common Stock. Kathryn Albertson, a director of the Company, is President and a director of Alscott, Inc., in which she has a majority ownership interest, as well as in Alscott Real Estate LLC. J.B. Scott, a director of the Company, is Vice President and a director of Alscott, Inc., in which Mr. Scott has an indirect majority ownership interest. The terms of the two store leases are for periods of 37 and 46 years with expiration dates occurring in 2007 and 2005. The two office space leases are both for five-year terms expiring in 2001. The total rentals and common area maintenance fees paid by the Company under the leases to this landlord during the fiscal year ended January 30, 1997 were $740,191.

Steven D. Symms, a director of the Company, is a director of Symms Fruit Ranch, Inc. During the fiscal year ended January 30, 1997, the Company paid Symms Fruit Ranch $706,986 for food products purchased for resale in the Company's stores. Ste. Chapelle Winery is a wholly-owned subsidiary of Symms Fruit Ranch, Inc. During the fiscal year ended January 30, 1997, the Company paid $1,823,817 to distributors for Ste. Chapelle wine purchased for resale in the Company's stores.

Donald Carley, brother of John B. Carley, a director of the Company, is a controlling stockholder of the Vendredi Company, a food brokerage company based in San Diego, California. During the fiscal year ended January 30, 1997, the Company paid the Vendredi Company $887,523 for merchandise supplied by that firm to the Company for resale in the Company's stores.

Richard Ogle, son-in-law of Warren E. McCain, a director of the Company, is the owner of The Office Environment Company, an office supply company. During the fiscal year ended January 30, 1997, the Company paid $2,632,608 to The Office Environment Company for office furniture, equipment and supplies.

James Smith, brother-in-law of Richard J. Navarro, Group Vice President and Controller of the Company, is the owner of Tynick Services, Inc., a retail and wholesale electronics distributor. During the fiscal year ended January 30, 1997, the Company paid $107,096 to Tynick Services, Inc. for electronics equipment.

Dennis C. Lucas, Senior Vice President and Regional Manager of the Company, obtained a loan from the Company to assist in the purchase of a new residence due to his relocation by the Company. The highest aggregate amount of indebtedness during the fiscal year ended January 30, 1997 was $61,218. No interest was charged on this loan which was re-paid in full in April 1996.

In the opinion of management, all of the foregoing transactions were fair and reasonable and were entered into on terms not less favorable than could be obtained in transactions with responsible third parties.

--------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------

The Board of Directors held four regular meetings during the last full fiscal year of the Company. All incumbent directors attended at least 75 percent of the total meetings of the Board of Directors and the committees of which they were members.

--------------------------------------------------------------------------------

The Company has an Executive Committee, which is a standing committee of the Board of Directors, presently consisting of six members who are John B. Carley, Chairman, Cecil D. Andrus, John B. Fery, Charles D. Lein, Warren E. McCain and Gary G. Michael. There were four meetings of the Executive Committee held during the last fiscal year. The Executive Committee was established to exercise the authority of the Board of Directors between meetings of the full Board subject to limitations under Delaware law.

The Company has an Audit Committee, which is a standing committee of the Board of Directors, presently consisting of seven members who are Charles D. Lein, Chairman, Paul I. Corddry, Beatriz Rivera, J.B. Scott, Thomas L. Stevens, Jr., Will M. Storey and Steven D. Symms. Four meetings of the Audit Committee were held during the last fiscal year. The Audit Committee's responsibilities include: (i) reviewing the plan, scope and results of the independent audit and reporting to the full Board whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, compliance with ethical standards and compliance with laws and regulations.

The Company has a Compensation Committee, which is a standing committee of the Board of Directors, presently consisting of four members who are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson and Will M. Storey. Two meetings of the Compensation Committee were held during the last fiscal year. The Compensation Committee is responsible for reviewing annual salaries and bonuses paid to the officers appointed by the Board of Directors and certain other officers of the Company and for selecting key employees who are to receive stock option grants and determining the terms thereof.

The Company has a Nominating Committee, which is a standing committee of the Board of Directors, presently consisting of six members who are Warren E. McCain, Chairman, A. Gary Ames, John B. Carley, Clark A. Johnson, Beatriz Rivera and Thomas L. Stevens, Jr. There were three meetings of the Nominating Committee held during the last fiscal year. The Nominating Committee is responsible for selecting nominees to fill Board vacancies and to replace retiring members of the Board. The Nominating Committee reviews possible nominees for membership on the Board of Directors, including any nominees recommended in good faith by a registered stockholder with the consent of the proposed nominee, and makes recommendations concerning nominees to the Board of Directors. Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Corporate Secretary of the Company, giving the candidate's name, biographical data and qualifications. In addition, the Company's By-Laws permit stockholders to make nominations for directors at a meeting of stockholders, but only if, among other things, timely written notice of an intent to make such a nomination is given to the Corporate Secretary of the Company. To be timely, such notice, except in certain circumstances, must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

The Company has a Grantor Trust Committee, which is a special committee of the Board of Directors, presently consisting of five members who are A. Gary Ames, Chairman, Cecil D. Andrus, Paul I. Corddry, John B. Fery and Clark A. Johnson, none of whom has a financial interest in the deferred compensation plans and trusts established by the Company for its executives, except Cecil D. Andrus who is receiving payments of compensation deferred from his service as a Director from 1984 to 1987 and who will abstain from any decisions made by the Grantor Trust Committee which would affect such payments. There was one meeting of the Grantor Trust Committee held during the last fiscal year. The Grantor Trust Committee was established to administer the Company's deferred compensation plans and pension benefit makeup plan for its executives and the trusts established to protect the benefits to be received under these plans.

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

The Company has a Non-Employee Directors' Deferred Compensation Committee which is a special committee created to administer the Non-Employee Directors' Deferred Compensation Plan. The committee presently consists of two members who are Gary G. Michael, Chairman, and John B. Carley, neither of whom has a financial interest in this plan. The committee held no meetings during the last fiscal year.

--------------------------------------------------------------------------------

DIRECTORS' FEES

--------------------------------------------------------------------------------

Directors who are employees of the Company do not receive additional compensation as directors. Directors who are not employees receive directors' fees of $30,000 per year plus $1,000 for each Board of Directors' and committee meeting attended.

Non-employee directors may elect to defer payment of their directors' fees into the Non-Employee Directors' Deferred Compensation Plan described in footnote 1
to the Summary Compensation Table on page   .

Pursuant to the Albertson's, Inc. 1995 Stock Option Plan for Non-Employee Directors which became effective on May 26, 1995, each non-employee director is granted an option on the first business day after each annual stockholders' meeting of the Company during the ten-year term of the Plan to purchase 2,000 shares of the Common Stock of the Company at the closing market price on the date of grant and which may be exercised for ten years from the date of grant pursuant to the terms of the Plan.

--------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                    ANNUAL                     AWARDS
                                                                 COMPENSATION               ------------
                                                      -----------------------------------    SECURITIES
                                                                            OTHER ANNUAL     UNDERLYING      ALL OTHER
                 NAME AND                    FISCAL   SALARY(1)  BONUS(1)   COMPENSATION(2)  OPTIONS(3)    COMPENSATION(4)
            PRINCIPAL POSITION                YEAR      ($)        ($)           ($)            (#)             ($)
-------------------------------------------  ------   --------   --------   -------------   ------------   -------------
Gary G. Michael                               1996    $750,000   $292,500      $50,391              0        $ 121,310
  Chairman of the Board and Chief             1995     693,923    315,000           --         50,000          108,631
  Executive Officer and a director            1994     655,500    327,600       58,327              0           97,191
John B. Carley(5)                             1996     500,423          0           --              0          119,485
  Chairman of the Executive Committee         1995     610,000    256,200           --              0          108,558
  of the Board and a director                 1994     585,077    292,800           --              0           98,499
Richard L. King(6)                            1996     387,692    175,500           --         50,000            1,575
  President and Chief Operating Officer       1995     229,616    105,000           --         50,000            1,100
                                              1994     158,539     70,000       32,582              0              767
Carl W. Pennington                            1996     326,692     87,100           --              0           24,901
  Executive Vice President,                   1995     287,616     91,000           --         25,000           19,846
  Corporate Merchandising                     1994     265,462    100,000           --              0           15,552
Ronald D. Walk                                1996     326,692     87,100           --              0           21,430
  Executive Vice President,                   1995     283,462     91,000           --         25,000           17,039
  Retail Operations                           1994     264,616    145,750           --              0           13,092

--------------------------------------------------------------------------------

(1) Certain officers, including certain of the individuals named in the above table, were entitled to defer up to 50 percent of the aggregate amount of their salaries and bonuses and non-employee directors were entitled to defer up to 100 percent of their directors' fees pursuant to two substantially similar deferred compensation plans for officers and directors approved by the Board of Directors on December 5, 1983. A third plan, the 1990 Deferred Compensation Plan ("1990 Plan") was approved by the Board of Directors on December 4, 1989, effective as of January 1, 1990. Under the 1990 Plan, certain officers, including the individuals named in the above table, and certain highly compensated employees are entitled to defer up to 35 percent of their salaries, and the Compensation Committee will defer, for "covered employees" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") that portion of the annual bonus which, in the judgment of the Compensation Committee, would not be deductible by the Company pursuant to the provisions of
Section 162(m). The Company does not expect that any amounts so deferred will be material in fiscal year 1997.

Salaries, bonuses and fees deferred into these plans accrue interest until benefits are completely distributed at the monthly Corporate Bond Yield Average with respect to average corporations as determined from the Moody's Bond Record published by Moody's Investor's Service, Inc. ("Moody's Average"), except when benefits are paid upon termination of employment following a change in control, death, disability prior to termination of employment (under the two initial plans) or retirement ("Certain Events"). In the case of such Certain Events, deferred amounts accrue interest at a rate equal to the Moody's Average plus 4 percent under the two initial plans or the Moody's Average plus 3 percent under the 1990 Plan. A fourth plan, the Non-Employee Directors' Deferred Compensation Plan was approved by the Board of Directors and by a special committee of the Board consisting of three employee directors on December 4, 1989. This plan permits non-employee directors to defer up to 100% of their directors' fees. Interest is accrued until benefits are completely distributed at the Moody's Average plus 3 percent in the case of Certain Events and at the Moody's Average in all other cases.

The Company has purchased cost recovery life insurance to cover its obligations under the two initial deferred compensation plans for officers and directors, and the Company is the owner of these policies. The Company has also purchased cost recovery life insurance to cover its obligations under the 1990 Plan and has transferred ownership of these policies to the trustee of the grantor trust established for the 1990 Plan (see discussion below). If assumptions as to mortality, experience, interest rates and other factors are realized, the Company or the trustee of the grantor

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

trust, as applicable, will recover from such policies an amount equal to the benefit payments under these plans and the premium payments on the insurance policies. The plans, except for the Non-Employee Directors' Deferred Compensation Plan, are administered by the Grantor Trust Committee of the Board of Directors. The Non-Employee Directors' Deferred Compensation Plan is administered by the Non-Employee Directors' Deferred Compensation Committee, a committee of the Board consisting of two directors, none of whom has a financial interest in the plan.

Pursuant to the foregoing plans, the individuals named in the table on page have deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended January 30, 1997 (which includes, for Mr. Michael, $18,000 of bonus deferred by the Compensation Committee): Mr. Michael, $93,000; Mr. King, $16,350; Mr. Pennington, $114,087; and Mr. Walk, $97,933. Pursuant to the foregoing plans, the individuals named in the table on
page    deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended February 1, 1996: Mr. Michael, $61,442; Mr. King, $10,900; Mr. Pennington, $99,514; and Mr. Walk, $91,504.
Pursuant to the foregoing plans, the individuals named in the table on page deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended February 2, 1995: Mr. Michael, $60,000; Mr. King, $8,050; Mr. Pennington, $88,510; and Mr. Walk, $91,789. These amounts
are included in the column for salary in the table on page    .

In order to secure the compensation deferred and interest accrued thereon under the deferred compensation plans already described, except for the Non-Employee Directors' Deferred Compensation Plan, the Company has established the Executive Deferred Compensation Trust and the 1990 Deferred Compensation Trust ("Deferred Compensation Trusts"), which are grantor trusts within the meaning of the Internal Revenue Code, Section 671. The Company has or intends to contribute cash, real estate, insurance policies or other property into the Deferred Compensation Trusts to provide for payment of benefits under the deferred compensation plans in the event of a change in control of the Company. The trusts are administered by the Grantor Trust Committee of the Board of Directors. These trusts become irrevocable upon the occurrence of certain events described in each trust as constituting a "potential change in control," and the Company is required to make certain contributions of cash to each trust upon the occurrence of certain other events described in each trust as constituting a "change in control."

The individuals named in the table on page    are eligible, along with all
"eligible" employees (those who complete at least 1,000 hours of service during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement), to defer a portion of their salary into the Albertson's Tax Deferred Savings Plan ("Savings Plan") which is a salary deferral plan pursuant to Section 401(k) of the Code. During the fiscal year ended January 30, 1997, the individuals named in the table on page deferred the following amounts into the Savings Plan: Mr. Michael, $6,620; Mr. King, $9,810; and Mr. Walk, $9,465. During the fiscal year ended February 1,
1996, the individuals named in the table on page    deferred the following
amounts into the Savings Plan: Mr. Michael, $6,184; Mr. King, $9,804; and Mr. Walk, $9,234. During the fiscal year ended February 2, 1995, the individuals
named in the table on page    deferred the following amounts into the Savings
Plan: Mr. Michael, $5,950; Mr. King, $8,978; and Mr. Walk, $9,317. All amounts deferred into the Savings Plan by these individuals are included in the column
for salary in the table on page    .

(2) This column includes the value for income tax purposes of noncash personal benefits; except that amounts, when aggregated, which did not exceed the lesser of $50,000 or 10% of compensation for any of the named executives are not included. The amounts indicated for Mr. Michael for fiscal years 1996 and 1994 include $28,922 and $39,400, respectively, which is the value of personal use of corporate aircraft. The amount indicated for Mr. King for 1994 includes $26,692 in moving expenses which were reimbursed by the Company.

(3) The Company has granted options to its employees for the purchase of the Company's Common Stock pursuant to three stock option plans: (i) the 1982 Incentive Stock Option Plan ("1982 Plan"), which was adopted by the stockholders in May 1982 and which expired in February, 1992; (ii) the 1986 Nonqualified Stock Option Plan ("1986 Plan"), which was adopted by the stockholders in May 1986 and expired in May 1996; and (iii) the 1995 Stock-Based Incentive Plan ("1995 Plan"), which was adopted by the stockholders in May 1995 and will expire in May 2005. The 1982 Plan and 1986 Plan provided and the 1995 Plan provides for the issuance of stock options from time to time to key employees of the Company, including executive officers, designated by the Compensation Committee of the Board as holding positions of substantial responsibility, demonstrating special capabilities and contributing significantly to fiscal performance. The stock option plans and related agreements contain provisions that, in certain circumstances, may cause the date of exercise for options granted thereunder to accelerate in the event there is a change in control of the Company. Richard L. King was granted a stock option under the 1995 Plan for 50,000 shares at

--------------------------------------------------------------------------------

the closing market price on December 2, 1996, the date the option was granted. The option becomes exercisable in 20% annual increments after it has been held for five years.

(4) This column includes $22,000 in fiscal years 1996, 1995 and 1994 for each of Gary G. Michael and John B. Carley, which is a fixed annual amount, in addition to salary and bonus, contributed by the Company and deferred into the deferred compensation plans described in footnote 1. The remaining amount consists of the "above-market" (as such term is defined in Item 402(b)(2)(iii)(C), Instruction 3, of Regulation S-K of the Securities and Exchange Commission) portion of the interest credited to the account of each of the named executives under the deferred compensation plans described in footnote 1. The "above-market" portion of the interest accrued when benefits are paid following the occurrence of "Certain Events," as that term is defined in footnote 1, is set forth in the
table on page   because it is the larger amount of interest credited.

(5) Effective February 2, 1996, John B. Carley entered into an employment contract with the Company as Chairman of the Executive Committee of the Board of Directors for an annual salary of $500,000 for a period of three years, as well as all perquisites provided by the Company to senior executive officers and the annual $22,000 contribution to deferred compensation for the three-year period. No bonus is to be paid for services rendered during the three-year period.

                                                                            LOGO

--------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                       INDIVIDUAL GRANTS
                                                       --------------------------------------------------
                                                       NUMBER OF    % OF TOTAL
                                                       SECURITIES    OPTIONS                                GRANT DATE VALUE
                                                       UNDERLYING   GRANTED TO                              ----------------
                                                        OPTIONS     EMPLOYEES    EXERCISE OR                   GRANT DATE
                                                        GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE(2)
                        NAME                              (#)          YEAR       ($/SH)(1)       DATE            ($)
-----------------------------------------------------  ----------   ----------   -----------   ----------   ----------------
Richard L. King                                          50,000        6.53%       $ 35.00     12/01/06(3)      $570,700
  President and Chief Operating Officer

--------------------------------------------------------------------------------

(1) The closing market price on the date the option was granted.

(2) In accordance with the rules of the Securities and Exchange Commission, "Grant Date Value" has been calculated using the Black-Scholes model of option valuation, adjusted to reflect the option term representative of the individual's grant. The model also assumes: (a) a risk-free rate of return represented by the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the adjusted option term; (b) expected volatility calculated using historical weekly stock prices prior to the grant date for the number of weeks corresponding to that of the adjusted option term; and (c) a dividend yield determined by dividing the 1996 cash dividends declared by the average stock price as of the beginning and end of the fiscal year. The values which may ultimately be realized by the holder of the reported option will depend on the market value of the Company's Common Stock during the periods during which the option is exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

(3) Richard L. King was granted a stock option under the 1995 Plan for 50,000 shares at the closing market price on December 2, 1996, the date the option was granted. The option becomes exercisable in 20% annual increments after it has been held for five years.

--------------------------------------------------------------------------------

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                                     NUMBER OF SECURITIES          VALUE+ OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                       OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                                                           YEAR-END                      YEAR-END
                                         ACQUIRED ON    VALUE+    ---------------------------   ---------------------------
                                          EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 NAME                        (#)         ($)          (#)            (#)            ($)            ($)
---------------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Gary G. Michael                             32,000     $906,000      16,000        178,000       $ 288,000     $ 2,666,000
  Chairman of the Board and Chief
    Executive Officer and a director
Richard L. King                                  0            0       8,800        134,200         174,300         652,450
  President and Chief Operating Officer
Carl W. Pennington                          10,000      253,750      10,000         55,000         180,000         615,000
  Executive Vice President, Corporate
    Merchandising
Ronald D. Walk                                   0            0      10,000         65,000         180,000         795,000
  Executive Vice President, Retail
    Operations

--------------------------------------------------------------------------------

+ The dollar values are calculated by determining the difference between the closing price on the New York Stock Exchange Composite Tape for the Company's Common Stock at exercise or at fiscal year-end (January 30, 1997) for exercisable and unexercisable options and the exercise price of the options.

RETIREMENT BENEFITS

The Company has adopted two defined benefit pension plans that cover certain salaried and hourly-paid employees of the Company, both of which are governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). One plan covers eligible salaried employees of the Company and the other plan covers eligible hourly-paid employees. "Eligible" employees are those who complete at least 1,000 hours of service during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement. The amount of benefit paid under the plans depends upon the credited years of service and the compensation level of the participant. The compensation used in determining the retirement benefit for the individuals named in the Summary Compensation Table
on page      consists of the employee's salary and deferred compensation and does not include bonus and noncash compensation.

The following table gives the estimated annual benefit payable upon retirement for participants in the salaried pension plan including benefits payable under the Makeup Plan discussed below. The estimates assume normal retirement at age 62 for employees at specified compensation levels (based on average earnings for the highest five consecutive years of service out of the last ten years) with various years of service with the Company.

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                             YEARS OF SERVICE
COMPENSATION     -------------------------------------------------------------------------
   LEVEL            20           25           30           35           40           45
------------------------------------------------------------------------------------------
  $100,000       $ 27,000     $ 33,750     $ 40,500     $ 47,250     $ 54,000     $ 60,750
   200,000         54,000       67,500       81,000       94,500      108,000      121,500
   300,000         81,000      101,250      121,500      141,750      162,000      182,250
   400,000        108,000      135,000      162,000      189,000      216,000      243,000
   500,000        135,000      168,750      202,500      236,250      270,000      303,750
   600,000        162,000      202,500      243,000      283,500      324,000      364,500
   700,000        189,000      236,250      283,500      330,750      378,000      425,250
   800,000        216,000      270,000      324,000      378,000      432,000      486,000

--------------------------------------------------------------------------------

As of January 30, 1997, the years of service credited to the executive officers
listed in the Summary Compensation Table on page   were: Mr. Michael, 31; Mr.
Carley, 43; Mr. King, 31; Mr. Pennington, 33; and Mr. Walk, 35. Also as of such date, the covered compensation for the last fiscal year of these executive officers under the Company's pension plans was: Mr. Michael, $772,000; Mr. Carley, $502,116; Mr. King, $386,538; Mr. Pennington, $326,538; and Mr. Walk,
$326,538.

The amounts presented in the pension table are single life annuities notwithstanding the availability of joint and survivor annuity provisions. The pension benefit is not subject to any deduction for social security or other offset amounts.

Retirement benefits otherwise available to key executives under the Company's qualified defined benefit plans have been limited by the effects of the Internal Revenue Code of 1986, as amended (the "Code"). For example, the maximum annual benefit under a qualified pension plan under the Code is limited to $125,000 (subject to certain exceptions). The Company has complied with this limitation to assure continuing qualification of its plans. To offset the loss of retirement benefits associated with tax law limitations, the Company adopted a nonqualified "makeup" benefit plan ("Makeup Plan") effective June 1, 1988. Benefits are provided under this plan for key employees equal to those that would otherwise be lost by such plan qualification limitations. The Makeup Plan was amended effective 1990 to extend certain benefits to participants in the 1990 Deferred Compensation Plan. All amounts for any benefits accrued under the Makeup Plan are included in the figures in the Summary Compensation Table on
page   .

In order to protect the benefits payable under the Makeup Plan, the Company has established the Executive Pension Makeup Trust ("Makeup Trust"), which is a grantor trust that is substantially similar to the Deferred Compensation Trusts
described in footnote 1 to the Summary Compensation Table on page   . The Makeup
Trust is administered by the Grantor Trust Committee of the Board of Directors as are the Deferred Compensation Trusts.

COMPENSATION COMMITTEE/EXECUTIVE
COMMITTEE REPORT

OVERVIEW

For the fiscal year ended January 30, 1997, the Compensation Committee established the annual salaries of the Chairman and Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("President") and determined that the annual salaries of the Executive Vice Presidents recommended by the CEO were reasonable based upon its analysis of the factors discussed below and approved those annual salaries. The annual salaries of the other executive officers were determined by the CEO and were reviewed by the Compensation Committee. The Executive Committee reviewed and approved the annual salaries of all of the executive officers. The Compensation Committee determined that the bonus policy for all officers of the Company

--------------------------------------------------------------------------------

recommended by the CEO and the Executive Committee was reasonable based upon its analysis of the factors discussed below, approved the bonus policy and determined the amount of the annual bonuses paid for the fiscal year. The Compensation Committee approved all grants of stock options during the fiscal year, as recommended by the CEO; and options were granted to one of the five executives named in the Summary Compensation Table. All decisions of the Compensation Committee and the Executive Committee were reported to the Board of Directors.

EXECUTIVE OFFICER COMPENSATION POLICY

The compensation policy of the Company, which is applied by the Compensation Committee and the Executive Committee to the compensation of the CEO, President and Executive Vice Presidents and by the CEO to the compensation of the other executive officers, is to set compensation so as to attract and retain the highest quality people who will contribute to the long-term performance and long-term growth of the Company. To this end, annual compensation for executive officers (except for the Chairman of the Executive Committee) consists of an annual salary which is not directly dependent upon the Company's performance in that fiscal year and an annual bonus which is paid after the end of the fiscal year and which is computed as a percentage of annual salary. As discussed in more detail below, the annual bonus is directly dependent upon the Company's performance in the completed fiscal year. It is the Company's long-standing policy that the annual bonus make up a substantial portion of executive officer compensation. An additional bonus may be granted to an executive officer for exceptional services to the Company as approved by the Compensation Committee.

In accordance with this overall policy, the Company provides retirement benefits to encourage executive officers to stay with the Company. To this end, the executive officers participate in the defined benefit pension plan that covers eligible salaried employees of the Company as well as in the non-qualified "makeup" benefit plan which provides benefits for key employees equal to those that would otherwise be lost by certain plan qualification limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). Both of these plans are described under the heading "Retirement Benefits." For each of the CEO and Chairman of the Executive Committee, the Company has agreed to contribute $22,000 for the fiscal year, in lieu of salary, to the deferred compensation plans established by the Company which are described in footnote 1 to the Summary Compensation Table. The executive officers are also eligible to contribute amounts from their annual salary into the Company-wide 401(k) plan and/or the deferred compensation plans described in footnote 1 to the Summary Compensation Table.

During the last fiscal year, the remuneration paid to the CEO exceeded the deductibility limit under Section 162(m) of the Code by $18,000, and the Compensation Committee has deferred under the 1990 Deferred Compensation Plan (the "1990 Plan") which is described in footnote 1 to the Summary Compensation Table, that amount which will be paid to the CEO pursuant to the terms of the 1990 Plan upon termination or retirement in years when it is anticipated that such amounts would be deductible by the Company. The Compensation Committee has approved the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan which was adopted by the Board of Directors and is designed to meet the requirements of Section 162(m) of the Code and which is being voted upon by the stockholders at the Annual Meeting.

Executive Officer Compensation

Executive officer compensation (except the compensation for the Chairman of the Executive Committee) consists of two annual components: (i) an annual salary which is determined upon the basis of a number of factors, only one of which is the Company's overall performance in prior fiscal years and (ii) an annual bonus which is determined solely on the basis of the Company's performance during the fiscal year (an additional bonus may be granted for exceptional services to the Company as approved by the Compensation Committee); and one long-term

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

component: stock options, the value of which is directly dependent upon the Company's long-term performance.

  Annual Salaries -- Compensation Committee

In determining the annual salaries (including increases) for the CEO, the President and the Executive Vice Presidents for the last fiscal year, the Compensation Committee considered a number of factors. These factors included the experience and responsibilities of the executive officers, the Company's overall performance in prior fiscal years and the role of the executive officers in achieving such performance. The consideration of overall performance was not based on specific measures of performance. The Compensation Committee did not give any specific weight to these factors in determining the annual salary component of compensation. For background purposes only, and not to establish specific target compensation levels, the Compensation Committee also reviewed three wholesaler/retailer compensation comparison surveys prepared by third parties. One of the third-party comparison surveys included four of the six companies in the Standard & Poor's Retail Store-Food Chains Index used in the
Performance Graph on page      , one of the surveys included three of those
companies and the remaining survey included one of those companies. The annual salary of the Chairman of the Executive Committee was established pursuant to an employment agreement which is described in footnote 5 to the Summary Compensation Table. The Chairman of the Executive Committee did not receive a bonus and was not eligible to be granted stock options.

  Annual Salaries --
  Compensation Committee
  and Executive Committee

In reviewing the annual salary structure for the other executive officers for the last fiscal year, the Compensation Committee and the Executive Committee considered the recommendations of the CEO as well as factors similar to those set forth above. The Compensation Committee and the Executive Committee did not give any specific weight to any of these factors in determining the annual salary component of compensation.

  Annual Bonus --
  Compensation Committee
  and Executive Committee

The bonus policy approved by the Compensation Committee and by the Executive Committee set forth a scale of percentages of annual salary to be paid if certain Company-wide sales volume increases over the prior fiscal year were achieved by the Company and a scale of percentages of annual salary to be paid if certain Company-wide net earnings increases over the prior fiscal year were achieved by the Company. An additional bonus may be granted to an executive officer for exceptional services to the Company as approved by the Compensation Committee. In addition, the percentage of annual salary to be paid as annual bonus increased for the more senior officers in recognition of the leadership roles of the senior officers.

The Compensation Committee established the annual bonuses based upon the sales volume increases and the net earnings increases that were achieved. Accordingly, the annual bonus of the CEO was set at 39% of his current annual salary, and the annual bonus of the President was set at 39% of his current annual salary. The Chairman of the Executive Committee did not receive an annual bonus. The annual bonus of the Executive Vice President, Corporate Merchandising whose compensation is disclosed in the Summary Compensation Table was set at 26% of his current annual salary. The annual bonus of the Executive Vice President, Retail Operations whose compensation is disclosed in the Summary Compensation Table was set at 26% of his current annual salary.

  Stock Options --
  Compensation Committee

Stock options are granted from time to time by the Compensation Committee to certain employees of the Company, including executive officers. Stock options are granted by the Compensation Committee to attract and retain the best available

--------------------------------------------------------------------------------

personnel for positions of substantial responsibility, provide additional incentive to employees and thus promote the success of the business of the Company. Criteria used by the Compensation Committee in making stock option grants include the potential for a person in the employee's position to make a significant contribution to the Company's performance; the employee's past performance; the employee's length of service with the Company; an evaluation of the employee's potential for advancement; and factors bearing on the desirability of encouraging continuance of the employee's employment with the Company. The Committee also considers the amount and terms of previous option grants when determining the grant of options. Based on these factors, the Compensation Committee determined that the recommendations received from the CEO of those employees to whom it would be appropriate to grant stock options were reasonable and granted those stock options. Stock options were granted during the last fiscal year to one of the five executive officers named in the Summary Compensation Table as set forth in that table. These options were granted based on the factors outlined above.

  Compensation of the CEO --
  Compensation Committee

The compensation of Gary G. Michael, Chairman of the Board and Chief Executive Officer, consists of the same elements as for other executive officers, which are annual salary, annual bonus based upon the performance of the Company during the fiscal year and stock options, as well as the $22,000 payment, in lieu of salary, to the deferred compensation plans described in footnote 1 to the Summary Compensation Table. Mr. Michael also participates in the retirement programs and in the optional deferrals of annual salary into the 401(k) plan and the deferred compensation plans discussed herein.

Mr. Michael's annual salary was not based upon specific measures of the Company's performance during the fiscal year. His annual salary determination was based on the Compensation Committee's evaluation of his performance during the prior fiscal year which included the financial results reflected in the
Performance Graph set forth on page   of this Proxy Statement and nonfinancial
factors including strategic planning for the future of the Company, as well as the factors discussed previously under the heading "Annual
Salaries -- Compensation Committee." His annual bonus was based upon the achievement of the specific Company-wide sales volume increases and net earnings increases discussed previously under the heading "Annual Bonus -- Compensation Committee and Executive Committee." His annual bonus was 39% of his current annual salary. As discussed above, $18,000 of Mr. Michael's annual bonus was deferred by the Compensation Committee into the 1990 Plan.

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

  John B. Fery,         Clark A. Johnson
    Chairman            Will M. Storey
  A. Gary Ames

EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

  John B. Carley,       Charles D. Lein
    Chairman            Warren E. McCain
  Cecil D. Andrus       Gary G. Michael*
  John B. Fery

*Mr. Michael did not participate as a member of the Executive Committee in any of the decisions that are described in the Compensation Committee/Executive Committee Report.

COMPENSATION COMMITTEE AND
EXECUTIVE COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the Compensation Committee are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson and Will M. Storey. The members of the Executive Committee are John B. Carley, Chairman, Cecil D. Andrus, John B. Fery, Charles
D. Lein, Warren E. McCain and Gary G. Michael.

Gary G. Michael, Chairman of the Board and Chief Executive Officer, has served on the Executive Committee since 1993. Mr. Michael did not participate as a member of the Executive Committee in any of the decisions that are described in the Compensation Committee/Executive Committee Report.

--------------------------------------------------------------------------------

PERFORMANCE GRAPH

The following graph provides a comparison of the five-year cumulative total return* for the Standard & Poor's 500 Index, the Standard & Poor's Retail Store-Food Chains Index and the Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ALBERTSON'S INC., THE S & P 500 INDEX
                    AND THE S & P RETAIL (FOOD CHAINS) INDEX

                          S & P RETAIL
                          (FOOD CHAINS)       S & P 500    ALBERTSON'S INC.
                          -------------       ---------    ---------------
                "1/92"          100             100             100
                "1/93"          128             111             124
                "1/94"          123             125             138
                "1/95"          134             125             157
                "1/96"          170             174             180
                "1/97"          199             220             189

* $100 invested on January 31, 1992 in stock or index, including reinvestment of dividends. Fiscal year ending January 31.

                                                                            LOGO

--------------------------------------------------------------------------------

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

--------------------------------------------------------------------------------

Upon the recommendation of its Audit Committee, the Board of Directors has reappointed Deloitte & Touche LLP as independent auditors for the fiscal year ending January 29, 1998, and is requesting ratification by the stockholders for such reappointment. Deloitte & Touche LLP has audited the financial statements of the Company for each fiscal year since 1967.

In the event this proposal is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, it is contemplated that the appointment for the 1997 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

Services to be performed by Deloitte & Touche LLP for the 1997 fiscal year will include, among other things, audit of annual financial statements, limited review of quarterly financial information and consultations in connection with various financial reporting, accounting and income tax matters. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

--------------------------------------------------------------------------------

APPROVAL OF ALBERTSON'S, INC. SENIOR OPERATIONS EXECUTIVE OFFICER BONUS PLAN

(PROPOSAL 3)

--------------------------------------------------------------------------------

Upon the recommendation of its Compensation Committee, the Board of Directors adopted, subject to stockholder approval, the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan (the "Bonus Plan") which is administered by the Compensation Committee of the Board of Directors (the "Committee").

The purposes of the Bonus Plan are to attract and retain highly-qualified senior operations executives by providing appropriate performance-based incentive awards and to serve as a qualified performance-based compensation program under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly held corporation to its chief executive officer and the next four most highly compensated executive officers (the "Covered Employees"). Certain compensation, including compensation based on performance goals, is excluded from this deduction limit.

While the Company's bonus plans have historically been and will continue to be based on performance goals, in order for performance-based compensation to qualify for this exclusion, the material terms under which the compensation is to be paid must be disclosed to and approved by the stockholders in a separate vote prior to the payment of the bonuses. Accordingly, the Bonus Plan is being submitted to the stockholders for approval at the 1997 Annual Meeting of Stockholders.

The following description of the Bonus plan is qualified in its entirety by the terms of the Bonus Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

The eligible participants of the Bonus Plan are the senior operations executive officers of the Company. There are currently eight eligible participants. The Bonus Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that, performance goals established by the Committee are met.

--------------------------------------------------------------------------------

The goals established by the Committee can be expressed in terms of one or more pre-set financial or other objective goals as they relate to an individual, the Company as a whole or to a portion of operations for which a particular senior operations executive is responsible, such as a division or region. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price or return on equity. The goals established by the Committee can be (but need not be) different each year and goals with respect to a particular plan year will be established not later than the latest date permissible under
Section 162(m). Any such goals shall (i) be determined in accordance with the Company's audited financial statements and generally accepted accounting principals, or (ii) be based upon a standard under which a third party with knowledge of the relevant facts could determine whether the goal is met.

Subject to the approval of this Bonus Plan by the stockholders, the Committee has established performance goals for the 1997 plan year measured in terms of sales increases and net earnings increases. The maximum bonus that can be paid to any senior operations executive in any plan year is $1,500,000. The Committee may reduce or eliminate the amount payable to any participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not (i) increase the amount payable to any participant (including a Covered Employee); (ii) accelerate the payment of compensation (unless such payment is appropriately discounted to reflect the time value of money) or (iii) defer the payment of compensation (unless any additional amounts paid with respect to such compensation reflect crediting of not more than a reasonable rate in interest or the rate of return on a predetermined actual investment). Before any bonuses are paid, the Committee must certify that the performance goals have been satisfied.

If the Bonus Plan is not approved by the stockholders, then bonuses will not be paid pursuant to the Bonus Plan; however, it would be expected that the Committee would give some form of bonuses to the senior operations executives for the 1997 fiscal year to reasonably reward them for their performance. Any compensation that would not be deductible pursuant to Section 162(m) would be deferred by the Committee under the 1990 Deferred Compensation Plan described in footnote 1 to the Summary Compensation Table to be paid pursuant to the terms of that plan upon termination or retirement in years when it is anticipated that such amounts would be deductible by the Company.

The Board of Directors can from time to time amend, suspend or discontinue the Bonus Plan; provided, however, that no amendment which requires stockholder approval in order for the Bonus Plan to continue to comply with Section 162(m) will be effective unless it receives the requisite stockholder approval. In addition, the Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

Because performance goal criteria may vary from year to year and from participant to participant, benefits under the Bonus Plan are not presently determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 4)

--------------------------------------------------------------------------------

The International Brotherhood of Teamsters General Fund, located at 25 Louisiana Avenue, N.W. Washington D.C. 20001, the holder of 80 shares of the Company's common stock, has notified the Company that it intends to present at the Annual Meeting the following resolution. This resolution is also being supported by the United Food and Commercial Workers Union, Local 99R which has indicated its intention to solicit proxies in support of the resolution. In accordance with applicable

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

STOCKHOLDER RESOLUTION:

RESOLVED: That Albertson's Inc. stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

STOCKHOLDER SUPPORTING STATEMENT:

Albertson's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly one-third of the board each year.

We think a better way to insure continuity is through re-election. When directors are performing well they routinely are re-elected with majorities over 95%.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Albertson's board.

According to the 1996 proxy statement, our company's "Board of Directors is committed to providing equal opportunities for employment, development and advancement for all of the Company's employees..." and that "The Company has in fact made steady strides in recent years in advancing women and minorities to managerial positions." Yet, only two women sit on our Company's board. Does this illustrate our Company's "steady strides?" Chairman Michael publicly commits himself to excellence. Does Albertson's board diversity reflect such excellence?

Teamster affiliated pension funds are committed to good corporate governance and board diversity. In fact, the Teamsters recently nominated former Congresswoman Patricia Schroeder to the board of Texaco. Texaco's current board is struggling with the recent EEOC racial discrimination lawsuit where the company agreed to pay plaintiffs $176.1 million.

Albertson's has had similar problems in the past: In 1993, Albertson's settled a gender and race discrimination lawsuit; in 1991 the EEOC charged Albertson's with sex discrimination and our Company agreed to pay damages; in 1986 the EEOC cited Albertson's for engaging in employment practices which kept women in low-level jobs. Problems such as discrimination and employment bias can best be avoided when a company is dedicated to diversity and equality within its ranks.

In the past year, Albertson's has been outpaced by both the S & P 500 and the S & P Retail Store-Food Chains. Our company needs maximum flexibility in its board composition to best manage in trying times; a declassified board can give Albertson's added flexibility.

Generally, shareholders have grown hostile to classified boards. In 1996, shareholders overturned staggered boards at General Instrument, Rowan, Alumax, Liz Claiborne, and Stride Rite. Overall support for declassification proposals increased to 42.4% in 1996, from 39.1% in 1995, according to the IRRC's review of elections.

By adopting annual elections, Albertson's can demonstrate its commitment to fuller accountability to shareholders, accountability that respects the importance of men and women of all races among our company's key constituents, and accountability that honors shareholder prerogatives.

We urge you to vote YES for this proposal.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposal 4 on the accompanying WHITE proxy card for the following reasons:

This stockholder proposal was submitted to the Company by the International Brotherhood of Teamsters General Fund (the "International") for the fourth year in a row. The Company is regularly engaged in negotiating labor agreements with various Teamster local unions, and management believes this proposal reflects an attempt by the International to gain leverage for use in labor negotiations with the Company. This year, the United Food & Commercial Workers Union, Local 99R ("Local 99R") is supporting the International's proposal as well as a proposal of its own (Proposal 6) and has indicated its intention to solicit proxies in support of both proposals. As discussed further in the Board of Directors' Statement in Opposition to Proposal 6, management believes that this support by Local 99R is part of that union's efforts to pressure the Company to unionize its Arizona employees who have expressed no desire to be represented by a union.

Your Board of Directors believes that a classified board continues to serve the Company, you the stockholders and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which approximately one-third of the board is elected each year, offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year-to-year for the benefit of all who rely on it.

A system of classified directors also benefits stockholders by making corporate takeovers by proxy contest more difficult. Since only approximately one-third of the Company's directorships are filled at any annual meeting of stockholders, it is impossible to elect an entire new board or even a majority of the board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to protect the interests of all stockholders.

The stockholders of the Company adopted the present system of classified directors at the 1980 Annual Meeting of Stockholders by a margin of 77% of the outstanding shares.

Our stockholders have consistently rejected the International's proposal for the past three years. While the International has the right to submit this proposal again this year (and year after year, provided the proposal receives at least 10% of the vote), your Board of Directors believes that the arguments made in prior years by the Company remain persuasive and that the proposal should continue to be defeated by the stockholders.

Finally, while this proposal does not address directly the issue of equal employment opportunity, the statement by the International in support of this proposal does. Your Board of Directors is committed to providing equal opportunities for employment, development and advancement for all of the Company's employees, with an emphasis on personal and career development. The Company has in fact made steady strides in recent years in advancing women and minorities to managerial positions. Most recently, Thomas L. Stevens, Jr., an African-American, was appointed to your Board of Directors.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 5)

--------------------------------------------------------------------------------

Gerald R. Armstrong, the holder of 1,914 shares of the Company's common stock, whose address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202, has notified the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

STOCKHOLDER RESOLUTION:

RESOLVED: That the shareholders of ALBERTSON'S, INC., assembled in person and by proxy in an annual meeting, now request the Board of Directors to take those steps necessary to restore those provisions which allow the shareholders to ratify the appointment of the independent auditors in future annual meetings of shareholders; and, that in each proxy statement for an annual meeting, the following information is to be disclosed:

-- Disclosure of the address, telephone number, and name of managing partner assigned to the audit of ALBERTSON'S, INC.,

-- Notification to shareholders, suppliers, and employees of ALBERTSON'S, INC.
   of this information and that any inquiry or information presented to the independent accountants shall be held in strictest confidence and without prejudice to their dealings or employment with ALBERTSON'S, INC.,

-- Disclosure of fees paid or invoiced by the accountants itemized as follows:
   audit, income taxes, consultation, proposed expansion, and internal audit -- for the past year and previous year,

-- The length of service of the auditors to ALBERTSON'S, INC., and,

-- Disclosure of transactions with the accountants and members of management and the Board.

STOCKHOLDER SUPPORTING STATEMENT:

In the 1996 annual meeting of shareholders, management deleted this important shareholder right to "streamline" the annual meeting after allowing it for 24 years.

To the proponent's knowledge, ALBERTSON'S was the only New York Stock Exchange listed company to do so in 1996. In 1995, there were only two: KeyCorp and a corporation in re-organization.

In KeyCorp's 1996 annual meeting, this was restored. A Director of ALBERTSON'S, former Governor Cecil Andrus, is a Director of KeyCorp.

Nearly all major corporations allow their shareholders this privilege and those of ALBERTSON'S should not be excepted.

"INDEPENDENCE" should be the by-word in allowing any accounting firm to audit our financial statements. The legal arguments for this position are many -- most of all, all are reminded of the need of independence.

Morrison Knudsen's 1993 financial statements carry the same opinion from Deloitte-Touche as do Albertson's for 1995. What has been done differently at ALBERTSON'S? Deloitte-Touche has now been removed as internal auditors at Morrison Knudsen.

If you agree, please vote FOR this proposal. If you don't agree, vote against it. If your proxy card is unmarked, your shares will be automatically voted "AGAINST" this proposal.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposal 5 for the following reasons:

Because formal approval by the stockholders of the appointment of the independent public accountants who audit the Company's financial statements is not required by the Securities and Exchange Commission, your Board of Directors decided last year to eliminate that approval process from the 1996 Proxy Statement and Proxy Card. The 1996 Proxy Statement did contain a description of the auditors and the functions to be performed by them for the Company, and representatives of Deloitte & Touche LLP were present at the 1996 Annual Meeting and were available to answer appropriate questions.

One stockholder, Gerald R. Armstrong, objected to the elimination of this approval at the 1996 Annual Meeting. In response, we have decided to reinstate the vote on the approval of the appointment of the independent auditors which is Proposal 2 in this 1997 Proxy Statement and on the accompanying 1997 Proxy Card.

As a result, the Company has substantially complied with Mr. Armstrong's stockholder proposal (Proposal 5). However, we do not agree to add his proposed list of itemized disclosures to the proxy statement. If we did so for one stockholder, we could, arguably, be obliged to do so for every other stockholder who submitted a similar request for itemized disclosures in the proxy statement. This, of course, would not be realistic. We have told Mr. Armstrong, however, that we would be pleased to supply any of the requested information to him or to any other stockholder. Just write to the Corporate Secretary, Albertson's, Inc., P.O. Box 20, Boise, Idaho 83726.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 6)

--------------------------------------------------------------------------------

The United Food & Commercial Workers Union, Local 99R ("Phoenix Union") located at 2501 West Dunlap Avenue, Suite 240, Phoenix, Arizona 85201, the holder of 43 shares of the Company's common stock, has notified the Company that it intends to submit the following resolution at the Annual Meeting:

RESOLVED, that shareholders recommend the company adopt a policy of confidential shareholder voting with the only exception being (1) access by independent inspectors of election or company clerical staff solely for the purpose of tallying the vote at the meeting, and (2) during proxy contests, if management's opponents do not agree to keep their proxy cards confidential in the manner described above.

The Phoenix Union has indicated its intention to solicit proxies in support of its proposal.

Your Board of Directors urges you to vote AGAINST the proposal on the accompanying WHITE proxy card.

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST this proposal for the following reasons:

You should know that our employees in Arizona (other than Yuma) have not expressed a desire to be represented by the Phoenix Union, despite the union's effort to organize them. Another important fact is that the cost to the Phoenix Union of its proxy solicitation exceeds the value of the 43 shares of stock that the union owns. These factors, among others, cause your Board of Directors to believe that this proposal has not been submitted in the interests of the stockholders but rather as part of the union's efforts to pressure the Company to unionize its Arizona employees who have expressed no desire to be represented by a union.

Both this year and last year, the Phoenix Union has also purchased small amounts of stock in several other companies. These companies are unrelated to Albertson's, except that each of them either has a member of Albertson's management on its Board of Directors or has a member of its management on Albertson's Board. For example, the union has targeted Questar Corporation (an integrated natural gas holding company headquartered in Utah) where Albertson's Chief Executive Officer, Gary Michael, is a Board member. The Phoenix Union solicited proxies in support of proposals at several of those companies last year and has indicated its intent to do so again this year at some of the same and some new companies. We believe that this is being done to pressure these other companies to, in turn, put pressure on Albertson's to unionize stores, contrary to the wishes of employees.

It is the belief of your Board of Directors that stockholder support of this proposal will encourage and prolong the Phoenix Union's efforts to use the corporate governance process to pressure Albertson's to act in ways that are contrary to the interests of Albertson's stockholders and employees. Your management believes that the decision as to whether or not to unionize should be made by our employees and not because of pressure applied through the Annual Meeting process at Albertson's and at other companies.

Your Company's unequivocal, and continuing, position on labor relations is that we are PRO-EMPLOYEE. We are not antiunion. This means that we respect the wishes of our employees, and we are committed to treating them fairly, whether they are union members or not. If the employees want to be represented by a union, that is clearly their prerogative and will always be respected. If they do not wish to be so represented, that decision will be respected as well. At present, over 40% of our employees are represented by a union and the rest are not. This choice should be, and must be, left up to the employees.

Turning to the specifics of the Phoenix Union's proposal, the Board believes that the proposal is unnecessary. First, any stockholder who wishes to vote on a confidential basis can do so simply by holding his or her shares in street name through a bank, broker or other nominee. Second, the Company believes that it has always conducted its stockholder solicitations in a fair and equitable manner, without any coercive pressure. Thus, the Phoenix Union's argument that confidential voting is necessary to protect stockholders from coercion has no historical basis at Albertson's and is speculative at best. Indeed, even the Phoenix Union specifically acknowledges that it does not suggest that Albertson's management has ever acted in a coercive manner. Accordingly, the Board believes that the concerns expressed by the Phoenix Union do not warrant adoption of the proposed system for confidential voting.

--------------------------------------------------------------------------------

Moreover, the Board believes that the existing proxy solicitation process has served the Company's stockholders fairly for many years and that the present system is cost-effective and represents prudent management which is entirely consistent with high business and ethical standards.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6.

--------------------------------------------------------------------------------

OTHER MATTERS

--------------------------------------------------------------------------------

The Company is not aware of any other matters to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

--------------------------------------------------------------------------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

--------------------------------------------------------------------------------

As required by Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, as amended, the Company notes the late filing of a Form 5 for a former officer, Allen R. Rowland.

--------------------------------------------------------------------------------

DEADLINE FOR RECEIPT OF STOCKHOLDERS' PROPOSALS

--------------------------------------------------------------------------------

Proposals by stockholders of the Company that are intended to be presented to the stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than December 19, 1997 in order that they may be included in the Proxy Statement and proxy card for that meeting.

                                                                            LOGO

--------------------------------------------------------------------------------

                                                                       EXHIBIT A
        ALBERTSON'S, INC. SENIOR OPERATIONS EXECUTIVE OFFICER BONUS PLAN
--------------------------------------------------------------------------------

1.  PURPOSES.

The purposes of the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan (the "Plan") are to attract and retain highly-qualified senior operations executives by providing appropriate performance-based incentive awards and to serve as a qualified performance-based compensation program under Section 162(m) of the Code, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2.  DEFINITIONS.

The following terms, as used herein, shall have the following meanings:

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

        (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (d) "Committee" shall mean the Compensation Committee of the Board.

        (e) "Company" shall mean Albertson's, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

        (f) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

        (g) "Operations" shall mean the retail, merchandising and distribution functions of the Company as distinguished from support functions such as legal, finance, accounting, store development, human resources or information systems and technology.

        (h) "Participant" shall mean a Senior Operations Executive Officer.

        (i) "Performance Goals" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 3 hereof.

        (j) "Plan" shall mean the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan, as amended from time to time.

        (k) "Plan Year" shall mean the Company's fiscal year.

        (l) "Senior Operations Executive Officer" shall mean an officer of the Company who is the Chief Executive Officer; the Vice Chairman; the President; the Chief Operating Officer; an Executive Vice President involved in Operations; or a Senior Vice President involved in Operations and any other key employee(s) as designated by the Committee.

3.  PERFORMANCE GOALS.

Performance goals for each Plan Year shall be established by the Committee not later than the latest date permissible under Code Section 162(m). Such Performance Goals may be expressed in terms of one or more financial or other objective goals which may be Company-wide or otherwise, including on a

--------------------------------------------------------------------------------

division basis, regional basis or on an individual basis. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives, including, without limitation, reductions in the Company's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms or as compared to another company or companies. To the extent applicable, any such Performance Goal shall be determined (i) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such Performance Goal is met. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants.

4.  BONUSES.

        (a) In General. For each Plan Year commencing with the Plan Year ending January 29, 1998, the Committee shall, no later than the time specified in paragraph 3 hereof, specify the Performance Goals applicable to such Plan Year. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not
     (i) increase the amount payable to any Participant (including a Covered Employee); (ii) accelerate the payment of compensation (unless such payment is appropriately discounted to reflect the time value of money) or (iii) defer the payment of compensation (unless any additional amounts paid with respect to such compensation reflect crediting of not more than a reasonable rate of interest or the rate of return on a predetermined actual investment). Payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company on the last day of such Plan Year.

        (b) Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 4 shall be made no later than two and one-half months after the end of the Plan Year. In the case of Participants who are Covered Employees, except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

        (c) Form of Payment. Payment of a Participant's Bonus for any Plan Year shall be made in cash or as otherwise determined by the Committee.

        (d) Maximum Payment. No Bonus shall be paid to any Participant in excess of $1,500,000 (valued as of the date of the award) for any Plan Year.

5.  ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the power to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the

                                                                ALBERTSONS LOGO
--------------------------------------------------------------------------------

Performance Goals in response to changes in applicable laws, regulations, or accounting principles to the extent not inconsistent with Section 162(m) of the Code and the regulations thereunder; except as otherwise provided in Section 4(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee, or such person, may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.  GENERAL PROVISIONS.

        (a) Compliance With Legal Requirements. The Plan and the granting of Bonuses, as well as the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

        (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

        (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

        (d) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus previously paid under the Plan.

        (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

        (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

--------------------------------------------------------------------------------

        (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

        (h) Effective Date. The Plan shall first be effective with respect to the Plan Year ending January 29, 1998, but only if the Plan shall have been approved at the 1997 annual meeting by the requisite vote approval of the shareholders of the Company.

        (i) Interpretation.  The Plan is designed and intended to comply with
     Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                ALBERTSON'S INC.

The undersigned hereby appoints Gary G. Michael, John B. Carley and Warren E. McCain, and each of them, as Proxies for the undersigned, each with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Albertson's, Inc. (the "Company") that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting as set forth under the heading "Other Matters" in the accompanying Proxy Statement. If no other indication is made, the proxyholders will vote FOR the election of director nominees, the ratification of the appointment of the independent auditors and the approval of the bonus plan and will vote AGAINST proposals 4, 5 and 6 at the Annual Meeting of Stockholders of the Company to be held on Friday, May 23, 1997, and at any and all adjournments thereof.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)
                    -----------------------------------------

                              FOLD AND DETACH HERE


                               [ALBERTSON'S LOGO]


                         ANNUAL MEETING OF STOCKHOLDERS
                              FRIDAY, MAY 23, 1997

                                   10:00 a.m.


                           BOISE CENTRE ON THE GROVE
                                850 FRONT STREET
                                  BOISE, IDAHO

                                        PLEASE MARK YOUR VOTE LIKE THIS  X
                                                                        ___


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6.


-------------

        COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.     ELECTION OF FIVE DIRECTORS TO CLASS II AND ONE DIRECTOR TO CLASS I.
       NOMINEES: Kathryn Albertson, A. Gary Ames, John B. Carley, Paul I. Corddry, Beatriz Rivera and Thomas L. Stevens, Jr.

       FOR all nominees                      WITHHOLD AUTHORITY to vote
                                             for all nominees

       _____                                 _____

To withhold authority for any individual nominee, check the "FOR" all nominee box above and write that nominee's name on line below:

_________________________________________

2.     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

       FOR____     AGAINST____   ABSTAIN____

3.     APPROVAL OF ALBERTSON'S, INC. SENIOR OPERATIONS EXECUTIVE OFFICER BONUS
       PLAN.

       FOR____    AGAINST____    ABSTAIN____

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5 AND 6.

4.     STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

       FOR___     AGAINST____    ABSTAIN____

5.     STOCKHOLDER PROPOSAL REGARDING INDEPENDENT AUDITORS.

       FOR____    AGAINST____   ABSTAIN____

6.     STOCKHOLDER PROPOSAL TO INSTITUTE CONFIDENTIAL VOTING.

       FOR____    AGAINST____   ABSTAIN____

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.
Executors, administrators, trustees and so forth, should give full title as such. If the signatory is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized party. If shares are held in multiple names, at least one must sign as an authorized party.


Dated:__________________,1997



_____________________________
Signature



_____________________________
Signature